SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA • ASIA PACIFIC • EUROPE	EXHIBIT 12(a)

March 5, 2018

BlackRock FundsSM

BlackRock Advantage Small Cap Growth Fund

100 Bellevue Parkway

Wilmington, DE 19809

BlackRock Series, Inc.

BlackRock Small Cap Growth Fund II

100 Bellevue Parkway

Wilmington, DE 19809

BlackRock Master LLC

BlackRock Master Small Cap Growth Portfolio

100 Bellevue Parkway

Wilmington, DE 19809

Re:	Liquidation of BlackRock Master Small Cap Growth Portfolio, a Series of

BlackRock Master LLC, and Reorganization of BlackRock Small Cap

Growth Fund II, a Series of BlackRock Series, Inc., with BlackRock

Advantage Small Cap Growth Fund, a Series of BlackRock FundsSM

Ladies and Gentlemen:

You have requested our opinion on certain Federal income tax consequences of the following transactions, which will occur simultaneously: (i) the transfer of substantially all of the assets of BlackRock Master Small Cap Growth Portfolio (the “Master Target Fund”), the sole series of BlackRock Master LLC (the “Master Target LLC”), a registered investment company and a Delaware limited liability company, to BlackRock Small Cap Growth Fund II (the “Target Fund”), a series of BlackRock Series, Inc., a registered investment company and a Maryland corporation (the “Target Company”), in exchange for the assumption by the Target Fund of the Master Target Fund Stated Liabilities and the surrender by the Target Fund of all its interests in the Master Target Fund (the “Liquidation”), (ii) the transfer of substantially all of the assets of the Target Fund to BlackRock Advantage Small Cap Growth Fund (the “Acquiring Fund”), a series of BlackRock FundsSM, a registered investment company and a Massachusetts business trust (the “Acquiring Company”), in exchange for the assumption by the Acquiring Fund of the Target Fund Stated Liabilities and shares of the Acquiring Fund (the “Acquiring Fund Shares”), and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund ((ii) and (iii) together, the “Funds Reorganization,” and together with the Liquidation, the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

BlackRock Advantage Small Cap Growth Fund, a Series of BlackRock FundsSM

BlackRock Small Cap Growth Fund II, a Series of BlackRock Series, Inc.

BlackRock Master Small Cap Growth Portfolio, a Series of BlackRock Master LLC

March 5, 2018

“Reorganization”). After the Liquidation, the Master Target Fund will terminate. After the Funds Reorganization, the Target Fund will cease to operate, will have no assets remaining, will have final Federal and state tax returns filed on its behalf, and will dissolve in accordance with Maryland state law.

We have been informed that the Master Target Fund is a limited liability company and that the Target Fund is the sole member of the Master Target Fund.

This opinion letter is furnished pursuant to Section 9.8 of the Form of Agreement and Plan of Reorganization, dated as of February 28, 2018, by and between the Target Company, Master Target LLC and the Acquiring Company (the “Plan”), as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the Combined Prospectus/Proxy Statement of the Acquiring Company on behalf of the Acquiring Fund and the Target Company on behalf of the Target Fund, dated October 6, 2017, contained in the Registration Statement on Form N-14 (File No. 333-216992) of the Acquiring Company on behalf of the Acquiring Fund, as amended and supplemented to date (the “N-14 Registration Statement”), and (c) certain representations concerning the Reorganization made by the Acquiring Company on behalf of the Acquiring Fund and the Target Company on behalf of the Target Fund in letters dated March 5, 2018 (the “Representations”). We have also assumed as correct that the Master Target Fund has not elected to be an association for U.S. federal income tax purposes.

Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, and subject to the conditions and limitations set forth herein, it is our opinion that:

(a) Pursuant to Treasury Regulation section 301.7701-3(b)(1), the Master Target Fund is disregarded as an entity separate and apart from the Target Fund and the assets and liabilities of the Master Target Fund will be treated as the assets and liabilities of the Target Fund for all U.S. federal income tax purposes and consequently, the distribution of the assets of the Master Target Fund in the Liquidation will not result in the recognition of any income, gain or loss for U.S. federal income tax purposes;

(b) The transfer of the Assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities followed by the distribution of Acquiring Fund Shares to the Target Fund Shareholders in complete dissolution and liquidation of the Target Fund, all pursuant to the Plan, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

BlackRock Advantage Small Cap Growth Fund, a Series of BlackRock FundsSM

BlackRock Small Cap Growth Fund II, a Series of BlackRock Series, Inc.

BlackRock Master Small Cap Growth Portfolio, a Series of BlackRock Master LLC

March 5, 2018

(c) Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities;

(d) Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Stated Liabilities or upon the distribution of Acquiring Fund Shares to Target Fund Shareholders in exchange for such shareholders’ shares of the Target Fund in liquidation of the Target Fund, except for any gain or loss that may be required to be recognized solely as a result of the close of the Target Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

(e) Under Section 354 of the Code, no gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(f) Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor by such shareholder;

(g) Under Section 1223(1) of the Code, the holding period of Acquiring Fund Shares to be received by each Target Fund Shareholder pursuant to the Reorganization will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganization;

(h) Under Section 362(b) of the Code, the tax basis of the Assets acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Target Fund immediately before the Reorganization, except for certain adjustments that may be required to be made solely as a result of the close of the Target Fund’s taxable year due to the Reorganization or as a result of gain recognized on the transfer of certain assets of the Target Fund; and

BlackRock Advantage Small Cap Growth Fund, a Series of BlackRock FundsSM

BlackRock Small Cap Growth Fund II, a Series of BlackRock Series, Inc.

BlackRock Master Small Cap Growth Portfolio, a Series of BlackRock Master LLC

March 5, 2018

(i) Under Section 1223(2) of the Code, the holding period of the Assets in the hands of the Acquiring Fund will include the period during which those Assets were held by the Target Fund except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Target Fund’s taxable year or on which gain was recognized upon the transfer to the Acquiring Fund.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the IRS and such other authorities as we have considered relevant. It should be noted that such statutes, regulations, judicial authorities, administrative interpretations and other authorities are subject to change. Any such changes may be retroactive and could have an effect on the conclusions stated herein. We undertake no obligation to update this opinion or advise you of any such changes unless we are specifically engaged to do so.

Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate. Our opinion does not address any gain or loss that may be recognized or any related adjustment to tax basis as a result of the closing of the taxable year of the Target Fund, or any gain or loss that may be recognized or any related adjustment to tax basis on account of the transfer of particular assets of the Target Fund that are subject to special gain recognition rules under the Code.

We are furnishing this opinion letter to the Acquiring Company, the Target Company and the Master Target LLC, and the Board of Trustees of the Acquiring Company and the Target Company and the Board of Directors of the Master Target LLC, solely for their benefit in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Sidley Austin LLP